Exhibit 99.1

CONTACT:	6140 Stoneridge Mall Road
Kim Duncan	Suite 590
Director, Investor Relations	Pleasanton, CA 94588
ir@cooperco.com	925-460-3663
www.coopercos.com

THE COOPER COMPANIES ANNOUNCES RECORD FOURTH QUARTER AND FULL YEAR

2011 RESULTS

PLEASANTON, Calif., Dec. 8, 2011 — The Cooper Companies, Inc. (NYSE: COO) today announced record financial results for the fiscal fourth quarter and full year ended October 31, 2011.

•	Fourth quarter revenue increased 15% year-over-year to $360.9 million. Fiscal 2011 revenue increased 15% to $1,330.8 million.

•	Fourth quarter GAAP earnings per share (EPS) $1.15, up 12 cents or 12% from last year’s fourth quarter. Fiscal 2011 GAAP EPS $3.63, up 49% from fiscal 2010.

•	Fourth quarter non-GAAP EPS $1.46. Fiscal 2011 non-GAAP EPS $4.50. See “Reconciliation of Non-GAAP EPS to GAAP EPS” below.

•	Fourth quarter free cash flow $78.5 million. Fiscal 2011 free cash flow $232.6 million.

Commenting on the results, Robert S. Weiss, Cooper’s president and chief executive officer said, “I am pleased to report record financial results for fiscal 2011 including record revenues at both our business units. We are proud of our many accomplishments including CooperVision’s global launch of Biofinity® Multifocal and its launch of Biofinity® Sphere into Japan. We continued to gain market share, post solid margins, and significantly strengthen our balance sheet. While we experienced challenges such as the voluntary recall of limited lots of our Avaira® product family, we remain encouraged by our business trends and believe we are well positioned to deliver strong operating results in fiscal 2012.”

Fourth Quarter Operating Highlights

•	Revenue $360.9 million, 15% above fourth quarter 2010, 12% in constant currency.

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Gross margin 62% compared with 60% in last year’s fourth quarter. The improvement was the result of increased manufacturing efficiencies and product mix partially offset by a $6.0 million reserve for inventory and return provisions associated with the Avaira recall. Excluding this reserve, gross margin would have been 63%.

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Operating margin 18% compared with 20% in last year’s fourth quarter. The decrease was primarily the result of a $10.0 million one-time charge related to the settlement of the Rembrandt patent litigation, as well as the aforementioned Avaira recall reserve. Excluding these items, operating margin would have been 23%.

•	Depreciation and amortization expense $26.3 million.

•	Interest expense $2.9 million or 1% of sales compared with $8.0 million or 3% of sales in last year’s fourth quarter.

•	Total debt decreased $64.8 million to $380.4 million.

•	Cash provided by operations $111.0 million and capital expenditures $32.5 million resulted in free cash flow of $78.5 million.

Fourth Quarter CooperVision (CVI) Operating Highlights

•	Revenue $304.0 million, up 15% from last year’s fourth quarter, 11% in constant currency.

•	Revenue by category:

	(In millions) 4Q11	% of CVI Revenue 4Q11	%chg y/y	Constant Currency %chg y/y
Toric	$89.8	29%	15%	12%
Multifocal	20.4	7%	12%	10%
Single-use sphere	67.1	22%	19%	12%
Non single-use sphere, other	126.7	42%	15%	11%

Total	$304.0	100%	15%	11%

•	Revenue by geography:

	(In millions) 4Q11	% of CVI Revenue 4Q11	%chg y/y	Constant Currency %chg y/y
Americas	$136.3	45%	10%	10%
EMEA	98.2	32%	8%	4%
Asia Pacific	69.5	23%	44%	29%

Total	$304.0	100%	15%	11%

•	Selected revenue by material:

	(In millions) 4Q11	% of CVI Revenue 4Q11	%chg y/y	Constant Currency %chg y/y
Proclear®	$79.5	26%	9%	6%
Silicone hydrogel	$102.7	34%	41%	39%

•

Gross margin 61% compared with 59% in last year’s fourth quarter. The improvement was the result of increased manufacturing efficiencies and product mix, partially offset by a reserve for costs associated with the Avaira recall. Excluding this reserve, gross margin in the fourth quarter 2011 would have been 63%.

Fourth Quarter CooperSurgical (CSI) Operating Highlights

•	Revenue $56.9 million, up 14% from last year’s fourth quarter, up 8% excluding acquisitions.

•	Revenue by category:

	(In millions) 4Q11	% of CSI Revenue 4Q11	%chg y/y
Office, other	$32.3	57%	8%
Surgical procedures	20.7	36%	24%
Fertility	3.9	7%	10%

Total	$56.9	100%	14%

•	Gross margin 65% consistent with last year’s fourth quarter.

Fiscal Year 2011 Operating Highlights

•	Revenue $1,330.8 million, up 15% from fiscal 2010, 11% in constant currency.

•	CVI revenue $1,121.1 million, up 16% from fiscal 2010, and CSI revenue $209.7 million, up 12% from fiscal 2010.

•	Gross margin 60% compared with 58% in fiscal 2010.

•	Operating margin 17% compared with 16% in fiscal 2010.

•	Depreciation and amortization expense $98.1 million.

•	Interest expense $17.3 million or 1% of sales vs. $36.7 million or 3% of sales in fiscal 2010.

•	Cash provided by operations $336.3 million and capital expenditures $103.7 million resulted in free cash flow of $232.6 million.

2012 Guidance

The Company initiated its full-year 2012 guidance. Guidance is summarized as follows:

FY12 Guidance
Revenues (In millions)
Total	$1,385-$1,440
CVI	$1,170-$1,210
CSI	$215-$230
EPS
GAAP	$4.80-$5.00
Non-GAAP	$4.80-$5.00
Free Cash Flow (In millions)	$200-$230

Recent Developments with the U.S. Food and Drug Administration (FDA)

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The FDA has completed inspections on 2 of our 3 manufacturing facilities (Puerto Rico and NY) and no observations were received (no Form 483). We expect the FDA to inspect our UK facilities as well, although we are not aware of the timing at this point.

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The FDA has also completed an inspection of our US distribution center located in West Henrietta, NY. We received a Form 483 with five observations and subsequently, on December 7, 2011, we received a Warning Letter from the FDA. The observations are related to labeling and packaging and are not product specific. We are working closely with the FDA to resolve these observations.

The Cooper Companies Management Changes

As previously announced on July 15, 2011, Eugene J. Midlock will retire from the position of senior vice president and chief financial officer on December 16, 2011. Greg W. Matz, currently Cooper’s vice president of finance, has been named vice president and chief financial officer succeeding Mr. Midlock effective December 17, 2011. Mr. Matz joined Cooper as vice president and chief financial officer of CooperVision in May 2010 and was elected to his current role in July 2011. From 1999 to 2010, he served in a variety of senior management roles at Agilent Technologies, including vice president and controller of the wireless business unit, vice president and director of internal audit and assistant corporate controller. Prior to Agilent, Mr. Matz worked at Hewlett Packard (1984-1999) in a variety of financial and marketing roles. Mr. Matz began his career at KPMG in San Francisco (1981-1984).

Reconciliation of Non-GAAP EPS to GAAP EPS

To supplement our financial results presented on a GAAP basis, we use non-GAAP measures that we believe are helpful in understanding our results. The non-GAAP measures exclude inventory and return provisions related to the recall of certain lots of Avaira® Toric and Avaira® Sphere contact lenses, a one-time charge to settle the Rembrandt patent lawsuit, costs related to acquisitions, restructuring costs and the redemption cost associated with the extinguishment of our senior notes on February 15, 2011. We exclude these items because we do not consider them reflective of our ongoing operating performance. Our non-GAAP financial results and guidance are not meant to be considered in isolation or as a substitute for comparable GAAP measures and should be read only in conjunction with our consolidated financial statements and guidance prepared in accordance with GAAP. Management uses supplemental non-GAAP financial measures internally to understand, manage and evaluate our business and make operating decisions. These non-GAAP measures are among the factors management uses in planning and forecasting for future periods.

In the fiscal fourth quarter of 2011, our non-GAAP results excluded a total of $16.2 million including $6.2 million of additional reserves related to the recall of certain lots of Avaira Toric and Avaira Sphere contact lenses, including a $1.1 million returns provision on revenue, a $4.9 million reserve for inventory, a $0.2 million reserve for related selling, general and administrative expenses; and a $10 million one-time charge related to the settlement of the

Rembrandt Vision Technologies, L.P. patent lawsuit against CooperVision filed on April 28, 2011. In the fiscal third quarter of 2011, our non-GAAP results excluded a $14.2 million reserve for inventory and return provisions related to the Avaira recall; and we separately reported the reversal of the one-time gain on settlement of a preexisting relationship, initially reported in the fiscal first quarter, related to the acquisition of certain assets from Asahikasei Aime of $6.1 million in operating income. In the fiscal second quarter of 2011, our non-GAAP results excluded a $16.5 million loss related to the redemption of the senior notes. In the fiscal first quarter of 2011, we excluded $1.9 million in restructuring costs, primarily severance and costs associated with assets related to the closure of the Norfolk manufacturing plant which were principally reflected in cost of sales. We completed the restructuring plan in the fiscal first quarter of 2011 and recognized total pre-tax restructuring charges under this plan of $23.1 million: $1.9 million in fiscal 2011, $16.1 million in fiscal 2010 and $5.1 million in fiscal 2009. In the fiscal first quarter of 2011 our non-GAAP results excluded acquisition costs of $0.2 million, principally legal and other due diligence costs, primarily recorded in selling, general and administrative expense. We believe it is useful for investors to understand the effects of these reserves, restructuring costs and acquisition items on our fiscal 2011 operating results.

We also report revenue growth using the non-GAAP financial measure of constant currency revenue. Management presents and refers to constant currency information so that revenue results may be evaluated excluding the effect of foreign currency rate fluctuations. To present this information, current period revenue for entities reporting in currencies other than United States dollars are converted into United States dollars at the average foreign exchange rates for the corresponding period in the prior year.

	Three Months Ended October 31,			Twelve Months Ended October 31,
	2011 GAAP	Adjustments	2011 Non-GAAP	2011 GAAP	Adjustments	2011 Non-GAAP
Gross profit	$223,633	$6,014	$229,647	$804,804	$22,056	$826,860
Operating income	$66,621	$16,167	$82,788	$227,556	$32,454	$260,010
Income before income taxes	$62,880	$16,167	$79,047	$192,764	$48,941	$241,705
Provision for income taxes	$6,242	$895	$7,137	$17,334	$6,997	$24,331
Net income	$56,638	$15,272	$71,910	$175,430	$41,944	$217,374
Diluted EPS	$1.15	$0.31	$1.46	$3.63	$0.87	$4.50

Conference Call and Webcast

The Company will host a conference call today at 5:00 p.m. ET to discuss its fiscal fourth quarter and full year 2011 financial results. The dial in number in the United States is +1-866-362-4820 and outside the United States is +1-617-597-5345. The passcode is 15486569. There will be a replay available approximately two hours after the call ends until Thursday, December 15, 2011. The replay number in the United States is +1-888-286-8010 and outside the United States is +1-617-801-6888. The replay passcode is 13031696. This call will be broadcast live on our website at www.coopercos.com and at www.streetevents.com. A transcript will be available on our website following the conference call.

About The Cooper Companies

The Cooper Companies, Inc. (“Cooper”) is a global medical device company publicly traded on the NYSE Euronext (NYSE:COO). Cooper is dedicated to serving the needs of the healthcare professional, improving the quality of life for its employees and customers and providing market leading products. Cooper’s commitment to health and wellness is reflected through its corporate culture and global initiatives to promote healthy life choices for its employees. Cooper operates through two business units, CooperVision and CooperSurgical. CooperVision brings a refreshing perspective on vision care with a commitment to crafting quality lenses for contact lens wearers and providing focused practitioner support. CooperSurgical focuses on supplying women’s health clinicians with market leading products and treatment options to improve the delivery of healthcare to women. Both companies provide superior product range and quality, along with friendly customer service and a drive to continually innovate. Cooper and CooperVision are headquartered in Pleasanton, CA, and CooperSurgical is headquartered in Trumbull, CT.

Forward-Looking Statements

This news release contains “forward-looking statements” as defined by the Private Securities Litigation Reform Act of 1995. Statements relating to guidance, plans, prospects, goals, strategies, future actions, events or performance and other statements which are other than statements of historical fact, including our 2012 Guidance and all statements regarding anticipated growth in our revenue, expected results of operations and integration of any acquisition are forward-looking. To identify these statements look for words like “believes,” “expects,” “may,” “will,” “should,” “could,” “seeks,” “intends,” “plans,” “estimates” or “anticipates” and similar words or phrases. Forward-looking statements necessarily depend on assumptions, data or methods that may be incorrect or imprecise and are subject to risks and uncertainties.

Among the factors that could cause our actual results and future actions to differ materially from those described in forward-looking statements are: adverse changes in the global or regional general business, political and economic conditions due to the current global economic downturn, including the impact of continuing uncertainty and instability of United States and international credit markets that may adversely affect the Company’s or its customers’ ability to meet future liquidity needs; reduced sales, loss of customers, and costs and expenses related to the recall of certain lots of Avaira Toric and Avaira Sphere contact lenses and any additional adverse impact if this recall is expanded in the future; a major disruption in the operations of our manufacturing, research and development or distribution facilities due to technological problems, natural disasters or other causes; disruptions in supplies of raw materials, particularly components used to manufacture our silicone hydrogel lenses; legal costs, insurance expenses, settlement costs and the risk of an adverse decision or settlement related to product liability, patent or other litigation protection; limitations on sales following new product introductions due to poor market acceptance; new competitors, product innovations or technologies; the impact of acquisitions or divestitures on revenues, earnings or margins; interest rate and foreign currency exchange rate fluctuations; the requirement to provide for a significant liability or to write off, or accelerate depreciation on, a significant asset, including goodwill; changes in United States and foreign government regulations of the retail optical industry and of the healthcare industry generally; changes in tax laws or their interpretation and changes in effective tax rates; dilution to earnings per share from acquisitions or issuing stock and other events described in our Securities and Exchange Commission filings, including the “Business” and “Risk Factors” sections in the Company’s Annual Report on Form 10-K for the fiscal year ended October 31, 2010 as well as in our forthcoming Annual Report on Form 10-K for the fiscal year ended October 31, 2011, as such Risk Factors may be updated in quarterly filings.

We caution investors that forward-looking statements reflect our analysis only on their stated date. We disclaim any intent to update them except as required by law.

THE COOPER COMPANIES, INC. AND SUBSIDIARIES

Consolidated Condensed Balance Sheets

(In thousands)

(Unaudited)

	October 31, 2011	October 31, 2010
ASSETS
Current assets:
Cash and cash equivalents	$5,175	$3,573
Trade receivables, net	214,779	197,490
Inventories	253,584	227,902
Deferred tax assets	33,684	28,828
Other current assets	33,125	33,547

Total current assets	540,347	491,340

Property, plant and equipment, net	609,205	593,887
Goodwill	1,276,567	1,261,976
Other intangibles, net	128,341	114,177
Deferred tax assets	21,828	23,072
Other assets	48,230	40,566

	$2,624,518	$2,525,018

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Short-term debt	$52,979	$19,159
Other current liabilities	214,227	180,361

Total current liabilities	267,206	199,520

Long-term debt	327,453	591,977
Other liabilities	72,244	46,543
Deferred tax liabilities	20,127	20,202

Total liabilities	687,030	858,242

Stockholders’ equity	1,937,488	1,666,776

	$2,624,518	$2,525,018

THE COOPER COMPANIES, INC. AND SUBSIDIARIES

Consolidated Condensed Statements of Income

(In thousands, except earnings per share amounts)

(Unaudited)

	Three Months Ended October 31,		Year Ended October 31,
	2011	2010	2011	2010
Net sales	$360,908	$313,352	$1,330,835	$1,158,517
Cost of sales	137,275	125,871	526,031	481,794

Gross profit	223,633	187,481	804,804	676,723
Selling, general and administrative expense	139,685	109,874	513,138	433,057
Research and development expense	11,738	10,486	43,581	35,274
Restructuring costs	—	—	—	424
Amortization of intangibles	5,589	4,617	20,529	18,056

Operating income	66,621	62,504	227,556	189,912
Interest expense	2,906	7,984	17,342	36,668
Loss on extinguishment of debt	—	—	16,487	—
Litigation settlement charges	—	750	—	27,750
Other (expense) income, net	(835)	106	(963)	(1,068)

Income before income taxes	62,880	53,876	192,764	124,426
Provision for income taxes	6,242	5,678	17,334	11,623

Net income	$56,638	$48,198	$175,430	$112,803

Diluted earnings per share	$1.15	$1.03	$3.63	$2.43

Number of shares used to compute earnings per share	49,184	46,827	48,309	46,505

Soft Contact Lens Revenue Update

Worldwide Market vs. CooperVision (Constant Currency)

The data below is extracted from a compilation of industry participants’ revenue by the Contact Lens Institute (CLI), an independent market research firm. This data is compiled using gross product sales at foreign exchange rates set by CLI. It therefore excludes items such as discounts, rebates, currency hedges and freight reimbursements.

Worldwide Manufacturers’ Soft Contact Lens Revenue

(U.S. dollars in millions; constant currency; unaudited)

	Calendar 3Q11			Trailing Twelve Months 2011
	Market	Market Change	CVI Change	Market	Market Change	CVI Change
Sales by Category
Spheres	$1,342	1%	5%	$5,201	3%	7%
Torics	341	7%	7%	1,273	8%	11%
Multifocal	82	6%	4%	319	8%	0%

WW Soft Contact Lenses	$1,765	3%	5%	$6,793	4%	8%

Sales by Modality
Single Use	$675	8%	9%	$2,524	8%	10%
Other	1,090	(0%)	4%	4,269	2%	7%

WW Soft Contact Lenses	$1,765	3%	5%	$6,793	4%	8%

Sales by Material
Hydrogel	$1,004	(1%)	(5%)	$3,934	(1%)	(4%)
Silicone Hydrogel	761	9%	37%	2,859	13%	47%

WW Soft Contact Lenses	$1,765	3%	5%	$6,793	4%	8%

Sales by Geography
Americas	$673	2%	4%	$2,579	5%	7%
EMEA	504	2%	5%	1,972	5%	8%
Asia Pacific	588	4%	11%	2,242	2%	8%

WW Soft Contact Lenses	$1,765	3%	5%	$6,793	4%	8%

United States	$579	3%	4%	$2,206	5%	8%
International	1,186	3%	6%	4,587	4%	7%

WW Soft Contact Lenses	$1,765	3%	5%	$6,793	4%	8%

COO-E

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